Exhibit 5.1

March 6, 2024

Wing Yip Food Holdings Group Limited

Unit B, 17/F, United Centre,

95 Queensway,

Admiralty,

Hong Kong.

Dear Sirs:

We have acted as legal counsel to Wing Yip Food Holdings Group Limited (the “Company”), a company incorporated under the laws of Hong Kong, with respect to the laws of Hong Kong in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “SEC”), under the United States Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-1 (including all exhibits thereto and as amended from time to time, the “Registration Statement”) and the initial public offering of ordinary shares of the Company (including ordinary shares of the Company issuable upon exercise by the underwriters of their over-allotment option and ordinary shares of the Company issuable upon exercise of the representative’s warrants) (the “Shares”) in the form of American Depositary Shares (“ADSs,” collectively with the Shares, the “Securities”) as described in the Company’s preliminary prospectus included in the Registration Statement (the “Prospectus”).

For the purposes of rendering this opinion, we have examined the following documents:

(i)	a copy of the Certificate of Incorporation of the Company dated 24 April 2015;

(ii)	a copy of the Amended Articles of the Company effective as of 29 May 2020;

(iii)	a copy of the Incorporation Form of the Company dated 20 April 2015;

(iv)	a copy of the Annual Return of the Company dated 30 June 2023;

(v)	a copy of the Business Registration Certificate of the Company;

(vi)	a form of the Underwriting Agreement (the “Underwriting Agreement”), by and between the Company and EF Hutton LLC, as the representative of the underwriters (the “Representative”);

(vii)	a copy of the minutes of the meetings of the Board of Directors of the Company held on 6 March, 2024; and

(viii)	a copy of the Registration Statement and all exhibits thereto.

We have also examined such certificates and other records and documents of the Company and such other matters, documents and records, and considered such questions of the laws of Hong Kong, as we have deemed necessary or appropriate for the purpose of furnishing this opinion.

Based upon the above examination and subject to the further assumptions and qualifications set forth below, we are of the opinion that

i.	insofar as the laws of Hong Kong, in effect as of the date hereof, are concerned, the Shares to be newly issued and delivered by the Company under the Underwriting Agreement have been duly and validly authorized, and when the Shares are issued and delivered in exchange for payment in full to the Company of all considerations required therefor, in the manner and on the terms and conditions described in the Registration Statement and in accordance with the proceedings described therein, all the Shares will be duly and validly issued, fully paid and non-assessable; and

ii.	the statements under the caption “Material Income Tax Consideration – Hong Kong Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Hong Kong law, are accurate in all material respects and that such statements constitute our opinion.

The foregoing opinion is subject to the assumptions and qualifications set forth below:

(a)	In conducting our examination, we have assumed, without independent verification, that:

(i)	all signatures or seal impressions on any documents we reviewed are true and genuine;

(ii)	all documents submitted to us as originals are authentic and complete;

(iii)	all documents submitted to us as copies are accurate, complete and conform to the originals thereof that are authentic and complete;

(iv)	all documents submitted to us as forms will be duly and validly executed by the relevant party in such forms;

(v)	the factual matters stated in the documents we reviewed are true and correct; and

(vi)	the parties, other than the Company, executing or delivering such documents were entities validly existing under the laws of the relevant jurisdictions and had the power, corporate or other, to execute or deliver such documents and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect of the due authorizations of such parties (other than the Company);

(vii)	all relevant matters would be found to be legal, valid and binding under the applicable laws of, or not otherwise contrary to public policy or any mandatory provisions of applicable laws of, any jurisdiction other than Hong Kong, as presently or hereafter in force or given effect;

(viii)	there has not been any action or inaction or agreements by the parties thereto (other than those contained in the documents and records that we examined) or any court or administrative order or judgment (other than those that we examined) which would invalidate or terminate or otherwise change any of the documents examined;

(ix)	no agreements, contracts, instruments or documents which may contradict or be inconsistent with, or affect the characterization or the nature of, all the documents so examined or the transactions contemplated thereunder have existed or been made between any parties to such documents so examined;

(x)	the Securities will be offered in the manner and on the terms and conditions described or referred to in the Registration Statement; and

(xi)	the Company and the Representative will have taken all necessary steps to be required after the date hereof under the applicable laws and regulations.

(b)	The above opinion is subject to the qualifications and limitations set forth below:

(i)	this opinion is strictly limited to the matters expressly stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein;

(ii)	our opinion expressed herein is limited solely to the laws of Hong Kong effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Hong Kong, and we do not purport to express or imply any opinion with respect to the applicability or effect of the laws of any other jurisdiction;

(iii)	we have made no investigation on any laws of any jurisdiction other than Hong Kong and neither express nor imply any opinion as to the applicability or effect of any law of any jurisdiction other than Hong Kong. We express no opinion concerning, and assume no responsibility as to, laws or judicial decisions related to any US federal laws, rules or regulations, including but not limited to any US federal securities laws, rules or regulations, or any US state securities or “blue sky” laws, rules or regulations; and

This opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than you without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.

We hereby consent to the reference to our firm’s name under the caption “LEGAL MATTERS” in the Prospectus included in the Registration Statement and the filing of this opinion as Exhibit 5.1 to the Registration Statement. Despite such consent, we do not thereby admit that we are in the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours faithfully,

/s/ Patrick Mak & Tse
Patrick Mak & Tse

3